Exhibit 99.1

Cambridge, Mass.

January 6, 2020

Dear fellow shareholders,

New positive clinical data marked the high points of a productive inflection year for Moderna, and we are entering 2020 with clear priorities, a strong cash balance and a talented team of relentless employees focused on achieving our Mission. I am excited and humbled by the opportunity to bring a new class of medicines to patients and I believe our recent advances have put us closer than ever before to that ultimate goal: launching several first-in-class medicines where there are no treatments today.

As you may recall, we introduced two-year objectives at the beginning of 2019 and made important progress toward them throughout the year. These include generating human proof-of-concept data for multiple medicines, executing on our current development pipeline, creating new development candidates in existing modalities and inventing new modalities. We made progress against each of these objectives and are now planning for further success in 2020. In summary:

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Some of the most significant milestones we announced in 2019 were positive Phase 1 data in several key programs—including our cytomegalovirus vaccine and our antibody against chikungunya virus—that validate our mRNA platform. Both of these announcements were made at our annual R&D Day and I’ll spend some time recapping this for you.

•	We introduced a new development candidate to our pipeline–GSD1a–our fifth rare disease program.

•	At our annual Science Day, we previewed a new scientific therapeutic area focused on autoimmune diseases.

Based on the clinical data we generated in 2019, I believe that infectious disease vaccines will be an important backbone of growth and stability for Moderna and provide large cash flows in years to come. We have an opportunity to reinvent the vaccine business—with our vaccines designed to cause cells to produce antigens that mimic the ones presented to the immune system during natural infection.

Additionally, all of our vaccines may be made in the same facility, driving faster manufacturing cycle times and a material de-risking of manufacturing capital investments. This approach may help us avoid a situation often seen by traditional biopharmaceutical companies with dedicated manufacturing plants, where demand outpaces supply due to lack of capacity.

Vaccines continue to be the best hope to control infectious diseases. That’s why we are doubling down on our efforts to make more innovative commercial vaccines as well as public health vaccines by collaborating with foundations and government agencies, as we have previously outlined in our corporate social responsibility strategy. We believe it is critically important that the entire field presses forward with research and innovation to make new, safe and effective vaccines a reality.

I believe mRNA is going to be a new class of medicines, and if we continue to focus and execute, we will continue to lead this new field. I look forward to sharing more with you about our 2020 priorities and progress at the J.P. Morgan Healthcare Conference next week.

Our Strategy

Bringing a new class of medicines to patients, while creating value for our shareholders along the way, requires a careful strategy of risk mitigation. At Moderna, we have focused on managing four different types of risk from the beginning: technology risk, biology risk, execution risk and financing risk.

While mRNA could theoretically be used to encode for any human protein or viral antigen, the reality is that there are some places it will work and some places it won’t—and we cannot do everything at once. Our strategy at Moderna may be to put multiple shots on goal, but these are very deliberate and strategic shots—aimed at de-risking the platform from both technological and biological risks in order to learn and take on greater challenges over time. We have built a diversified portfolio of development candidates.

We finished the year with 21 development candidates in our pipeline. These programs span multiple therapeutic areas and six modalities: prophylactic vaccines, cancer vaccines, intratumoral immuno-oncology, localized regenerative therapeutics, systemic secreted therapeutics and systemic intracellular therapeutics. Across modalities, we continue to generate data that demonstrate the clinical potential of an mRNA platform and validate our scientific approach. These modalities allow us to rapidly build out our pipeline while reducing technology risks inherent to drug development.

I’ll highlight our team’s 2019 progress in our four therapeutic areas—infectious diseases, immuno-oncology, rare diseases and cardiovascular diseases—to give you a better sense of our accomplishments.

Infectious Diseases

We believe the world needs novel, innovative approaches to address current and future infectious disease threats. In medicine, prevention is almost always the best solution—and this is what we are focused on improving with mRNA vaccines for the prevention of a wide range of infectious diseases in urgent need of solutions. Our focus areas include cytomegalovirus (CMV), major respiratory viruses such as respiratory syncytial virus (RSV), human metapneumovirus (hMPV) and parainfluenza virus type 3 (PIV3), and Zika. These viruses continue to cause a significant global health burden, and many of them still lack an approved vaccine.

We believe mRNA vaccines have the potential to provide some critical advantages for preventing the spread of debilitating and deadly infections. A November 2019 Nature Reviews Immunology review of novel vaccine technologies from John R. Mascola and Anthony S. Fauci of the National Institutes of Health (NIH) noted the potential of mRNA as a rapid and flexible vaccine platform, stating “The combination of preclinical and clinical data bodes well for the potential of mRNA vaccines to serve as a rapid and flexible platform that will be useful in responding to both seasonal and pandemic influenza, and by extension to any newly emerging infectious agent.”

As part of our overarching strategy to de-risk each of our modalities, we began clinical testing in late 2015 with a development candidate that could allow us to systematically de-risk the technology without taking on inordinate biology risk. A prophylactic vaccine—specifically a flu vaccine—was a strategic first choice for us because it presented a lower technology risk, and the underlying biology of flu infection and correlates of protection were well established.

Fast forwarding to today, we ended 2019 having enrolled more than 1,000 healthy volunteers across nine vaccine clinical trials, including four first-in-class vaccine candidates. These candidates, which I will describe in further detail, have the potential to address large unmet medical needs for infections that currently have no approved vaccines. Two of these programs are designed to protect pregnant women and their babies against viruses that can be transmitted in utero, and two programs are designed to protect against serious and common respiratory viruses.

Preventing spread of serious infections from mother to baby: CMV and Zika

At our most recent R&D Day, we were excited to announce positive interim Phase 1 data showing the ability of our cytomegalovirus (CMV) vaccine (mRNA-1647) to induce high levels of durable immune responses similar to or exceeding the levels seen with natural infection. CMV, a complex virus that can be transmitted during pregnancy, is the most common infectious cause of birth defects in the U.S., and yet there is currently no approved vaccine despite decades of research in the field and attempts in the clinic. As a result, these Phase 1 data represent a particularly exciting milestone for Moderna and the CMV community.

These strong CMV human data exceeded our expectations by two to five times. Additionally, these results underscore the ability of our platform to translate therapeutically relevant pharmacology from preclinical species to humans in clinical trials.

mRNA-1647 comprises six mRNAs encoding two antigens in one vaccine, and I give tremendous credit to our technical development teams for their relentlessness in building our capabilities to manufacture this complex drug product at clinical scale. mRNA-1647 is wholly owned by Moderna, and we believe it has the potential to be a blockbuster commercial opportunity.

Our team understands the urgent need for a preventative CMV vaccine. As a result, we have been working for several quarters to ensure this program can transition to a dose-confirmation Phase 2 study in the near term, while preparing for a pivotal Phase 3 study in parallel. Additionally, we solicited and received Type C meeting feedback from the FDA on the preliminary design of the pivotal trial, which will evaluate prevention of primary CMV infection in a population that includes women of childbearing age.

I believe that we will launch our CMV vaccine. In a Phase 2 study, Sanofi’s CMV gB vaccine prevented 50 percent of infections in adult women, as published in 2009 in the New England Journal of Medicine. Our mRNA vaccine encodes for both gB and the pentamer and we believe our Phase 1 study has shown unprecedented immunogenicity. We will run the Phase 3 study to see how much better we might do on efficacy, whether 70 percent or 95 percent or something different. We believe our efficacy will be better than 50 percent, and as a consequence, that we will launch mRNA-1647 given there is currently no approved vaccine and there are thousands of children around the world who could be protected against CMV each year.

Therefore, we are entering 2020 focused on executing on our Phase 2 and getting ready for our Phase 3 study. To prepare for the start of a Phase 3 trial in 2021, we have already begun manufacturing the required materials needed to supply sites when we are ready to dose study participants.

Protecting against Zika virus transmission, particularly in women during pregnancy, continues to be an area of high unmet need as well. Our Zika vaccine (mRNA-1893) is part of Moderna’s broader commitment to improving global public health through developing mRNA vaccines to prevent the spread of infectious diseases.

The Phase 1 study of mRNA-1893 is ongoing and is being advanced with funding from the U.S. Department of Health and Human Services (HHS); the Office of the Assistant Secretary for Preparedness and Response; and the Biomedical Advanced Research and Development Authority (BARDA).

Both Zika virus and CMV put women of childbearing age at risk for infection. From an awareness and commercial perspective, this means we have an opportunity to educate people on the unmet need and boost awareness of mRNA-based vaccines in our target market and with the same group of healthcare providers.

Preventing common and serious respiratory infections: RSV and hMPV+PIV3

Respiratory infections are a significant cause of illness for people of all ages. At Moderna, we are focused on respiratory syncytial virus (RSV), human metapneumovirus (hMPV) and parainfluenza type 3 virus (PIV3). Each year, RSV leads to hundreds of thousands of hospitalizations in older adults. RSV, hMPV and PIV3 are also common causes of acute respiratory disease in infants and young children. Annually, in the US alone, millions of children under five years of age receive medical attention for these infections and tens of thousands are hospitalized (3, 1.2 and 0.5 per 1,000 for RSV, hMPV and PIV3, respectively).

Addressing major causes of respiratory infections is a key component of Moderna’s infectious disease strategy. These infections share many of the same features, often causing upper and lower respiratory tract illness, characterized by wheezing, bronchiolitis and pneumonia, and are associated with a substantial burden of hospitalizations and outpatient visits among children throughout the first five years of life.

Despite the need, there are currently no approved vaccines for RSV, hMPV or PIV3. We are working with Merck to advance a vaccine to prevent RSV and are developing a wholly owned hMPV+PIV3 combination vaccine.

The Phase 1 study of our RSV vaccine (mRNA-1172 or V172) led by Merck is ongoing. mRNA- 1172 uses a Merck proprietary formulation and has shown enhanced potency in preclinical studies compared with our first RSV candidate (mRNA-1777).

We announced positive data in 2019 from the first two pre-planned interim analyses of the Phase 1 study of our hMPV+PIV3 vaccine (mRNA-1653). We also presented these data in October at our very first IDWeek meeting in Washington, D.C. Most recently, the first participant in the Phase 1b age de-escalation study has been dosed.

I’m extremely proud of the results we’ve seen to date in our prophylactic vaccines modality and the potential these programs have to prevent infectious diseases. We are working hard to get these four development candidates through clinical trials and launch them as soon as possible. We believe CMV, RSV and hMPV+PIV3 are multibillion-dollar annual peak sales opportunities and Zika is a several hundred-million-dollar annual peak sales opportunity.

Our teams across the board have done an amazing job advancing us to this point. We have seen six positive Phase 1 readouts from our vaccine platform to date—this is a significant accomplishment and validation of our approach.

Immuno-Oncology

Despite enormous progress in cancer treatment and immunotherapy, we know that not all patients respond to advances like checkpoint inhibitors. We believe mRNA therapy may help boost the body’s own ability to fight cancer with checkpoints and are currently testing this hypothesis in clinical trials.

We ended 2019 with five immuno-oncology programs in the clinic. We’re pleased with our progress and the breadth of our efforts. We believe there is great potential to help patients if any one of these programs is brought to market. However, we know developing these potentially life-altering therapies, which harness the body’s immune system to fight cancer, is a risky and complex process. This is why we are focused on five programs for now, including three in collaboration with industry leaders in oncology: Merck and AstraZeneca.

Our personalized cancer vaccine (PCV) program (mRNA-4157) is primarily geared toward testing the ability of a PCV to work in synergy with a checkpoint inhibitor. Our goal is to use mRNA to elicit an immune response specific to each patient’s tumor. We are actively enrolling patients with melanoma into the randomized Phase 2 trial where we will evaluate mRNA-4157 in combination with pembrolizumab vs. pembrolizumab alone in the treatment of patients in the adjuvant setting. Our Phase 1 PCV trial also continues to enroll patients.

Additionally, recent exciting progress has been made in the field targeting KRAS. Our approach is to use the four most prevalent KRAS mutations as a cancer vaccine. The Phase 1 trial for our KRAS vaccine (mRNA-5671 or V941) both as a monotherapy and in combination with pembrolizumab is being led by our partner Merck.

We are also investigating intra-tumoral approaches aimed at transforming the tumor microenvironment. mRNA-2416, which encodes OX40L, a potent co-stimulator of immune activation, is currently in a Phase 1 trial. The trial is completing the monotherapy arm and currently dosing patients with the combination of OX40L and durvalumab. We announced last year that we are no longer moving forward with the mRNA-2416 monotherapy ovarian cancer arm but will focus our efforts on the combination with durvalumab, which we intend to move into a Phase 2 cohort in patients with advanced ovarian cancer once the dose escalation and confirmation cohort is complete.

Further, our Phase 1 trial for mRNA-2752 (triplet), which encodes for OX40L, and two pro-inflammatory cytokines IL23 and IL36γ, is ongoing. We intend to test the combination of mRNA-2752 with durvalumab in several tumor-specific cohorts.

Finally, our IL-12 program (MEDI1191), partnered with AstraZeneca, is also being evaluated in a Phase 1 study alone and in combination with durvalumab in patients with advanced solid tumors.

We look forward to data from these studies which will guide our next steps. Within this therapeutic area, we will be disciplined but ready to double down on our efforts if we see success in these ongoing studies. I believe we have the manufacturing infrastructure along with great science and development teams poised to propel us forward in the directions that hold promise.

Rare Diseases

We are also committed to rare genetic diseases, and we are working to address the underlying cause of certain metabolic disorders to enable the body to replace the missing or dysfunctional proteins at the root of these conditions.

In this therapeutic area, we have five important medicines in development. Four of these are part of our systemic intracellular therapeutics modality and are designed to treat devastating diseases for which new treatments are urgently needed—methylmalonic acidemia (MMA), propionic acidemia (PA), glycogen storage disorder Type 1a (GSD1a) and phenylketonuria (PKU)—by restoring deficient or defective enzymes in the liver or other cells. PA and MMA share similar disease pathology and are both typically treated by metabolic specialists. The fifth candidate, designed to treat Fabry disease, a lysosomal storage disorder that can affect many parts of the body, is part of our systemic secreted therapeutics modality.

MMA is a significant unmet need, and many affected children experience severe and often life-threatening metabolic crises. The only effective treatment option today is liver and/or kidney transplantation. Similarly, there are no approved therapies to treat the underlying cause of PA, a rare metabolic disorder that can lead to a toxic buildup of acids in the body and cause symptoms including weak muscle tone, poor feeding, vomiting and lack of energy.

From a regulatory standpoint, our MMA (mRNA-3704) and PA (mRNA-3927) programs have similar designations. Both have FDA Orphan Drug designation, EMA Orphan disease status, FDA Fast Track status and FDA Rare Pediatric Disease designation, which upon approval will qualify the two programs for rare pediatric disease vouchers. The Investigational New Drug (IND) applications for both MMA and PA are open and we are actively enrolling sites.

Despite much effort, we were not able to enroll the first patient in our MMA study in 2019. This was our biggest execution disappointment of the year. We knew it was going to be difficult, as this is our first rare disease trial and the first MMA medicine to ever begin clinical testing. We continue to learn, and I believe in our team’s ability to work with trial sites and the MMA community to enroll patients.

We were pleased to name a new development candidate earlier this year to treat GSD1a (mRNA-3745). GSD1a results in a buildup of glycogen in tissues and an inability to regulate glucose due to mutations within the enzyme glucose 6-phosphatase (G6Pase), leading to life-threatening hypoglycemia and long-term liver and kidney damage. Along with PKU (mRNA-3283) and Fabry disease (mRNA-3630), mRNA-3745 is currently in preclinical development.

The lipid nanoparticle delivery platform for our first rare disease candidates is also used for our chikungunya antibody (mRNA-1944) candidate. Chikungunya is a mosquito-borne virus that can cause debilitating joint pain and has led to outbreaks around the world—and has eluded many previous attempts to develop vaccines that could protect against infection.

Major news announced at our 2019 R&D Day was positive Phase 1 results from mRNA-1944. This marked a significant scientific breakthrough: we showed for the first time the ability to generate therapeutic levels of a secreted protein in humans through systemic mRNA administration.

In addition, we observed dose-dependent increases in levels of antibody against chikungunya virus and showed the antibodies were functional, with a predictable translation profile from preclinical species. These results provide important learnings and validation for our lipid nanoparticle delivery platform, and I could not be prouder of the Moderna team for this scientific achievement. This was not an easy goal, and our mRNA platform and technical development team was relentless over many years and did remarkable scientific work to get us there.

Cardiovascular Diseases

In February 2019, data published in Nature Communications from our Phase 1a/b study conducted with AstraZeneca showed the potential of AZD8601, an mRNA encoding for vascular endothelial growth factor A (VEGF-A) as a regenerative therapeutic. This approach aims to stimulate the growth of new blood vessels, also known as angiogenesis, to improve blood flow in tissues where it is otherwise restricted.

We believe this was an important milestone in the field of mRNA therapeutics as it started to address many questions regarding the safety and delivery of mRNA to human tissues, the duration and level of the protein that can be expressed and the ability of the technology to have a physiologic and measurable function over a prolonged period of time. We continue to ask ourselves these same questions about every Phase 1 development candidate. Based on these early AZD8601 data, this approach may provide benefit to patients in which proper blood flow is compromised, such as those with heart disease and diabetes or other vascular complications.

A Phase 2a study evaluating epicardial injections of AZD8601 in patients with moderately impaired systolic function undergoing coronary artery bypass grafting (CABG) surgery is ongoing, and AstraZeneca has opened additional clinical trials sites in Europe. We hope this approach will help to improve cardiac function for heart failure patients.

Manufacturing

We celebrated our one-year anniversary of our Norwood manufacturing site this year. For Moderna, Norwood is more than just a manufacturing facility: we view it as the intersection of our science and Development. With our investment in technology and having a fully digital, cloud-based and highly automated site to help speed development, we’ve created a facility where we can show the flexibility in our platform with interchangeable suites to run development programs at various stages. Additionally, the site is the manifestation of our commitment to sustainability in the form of a building designed for LEED certification.

Since August 2018, we have manufactured 70 clinical GMP batches as well as preclinical material in a completely digitally integrated way. We are vertically integrated—from DNA plasmid, mRNA drug substance, drug product formulation, aseptic vial filling and quality control. We are also producing our personalized cancer vaccine in Norwood.

Our investments in quality, technical development and digital make us a leader in CMC—or chemistry, manufacturing and controls—for this new class of medicines. We’re proud that our Norwood site was named the 2019 Facility of the Future by the International Society for Pharmaceutical Engineering.

Continued Commitment to mRNA Research Platform

Data announced in 2019 resulted from early investments in our mRNA technology platform and we are starting to deliver on its potential. Specifically, the positive Phase 1 results from our CMV vaccine and chikungunya antibody programs provide important validation for our approach as we move ahead. These learnings are helping to de-risk our delivery technology and our approach into new areas where mRNA medicines have the potential to treat a wide range of diseases.

While proud of our accomplishments to date, our mission is to do more for patients. We are still in an early and expansionary phase of mRNA medicine discovery and development. Since our founding, our investments in basic science have resulted in major steps forward in our platform’s capabilities that have allowed us to open new therapeutic areas and new scientific directions. Our basic science research (for instance, into the molecular biology of mRNA translation) often puts us at the leading edge of scientific knowledge or requires us to build beyond state-of-the-art tools.

In May, we held our annual Science Day symposium in which we shared new learnings from this basic science research. Every year we look forward to this opportunity to present what we are working on and the rationale behind it. One topic discussed was expanding delivery of mRNA into the immune system, an area we are very interested in given the central role of the immune system in many different diseases.

We publish extensively on these scientific efforts in peer-reviewed literature in a wide range of disciplines. As of December 2019, we and our academic collaborators have published more than 40 peer-reviewed papers, including 21 over the last 12 months. Our team will continue to share their learnings as we generate new findings and increase our understanding of the potential for mRNA to treat and prevent a wide range of diseases.

We do this work—both within Moderna and with many external collaborators—because we believe it may one day translate into life-changing mRNA medicines and vaccines. We are privileged to be a part of a broad ecosystem of researchers from academia and industry who are expanding the understanding of mRNA. We are always excited to find both new partners and colleagues with different expertise who may bring novel ideas to help accelerate our learning.

Moderna’s unique scale and the critical investments we’ve made in mRNA science and delivery over the years have put us in a leadership position. We believe in the power of compound learning and are committed to continuing to lead the mRNA space into the future.

Partnerships

There is no world where we can maximize our impact on patients by going it alone. We know that great science and drug development are being done outside of our walls and we want to continue being a part of this broader ecosystem. We announced in November that we intend to expand our group of biopharmaceutical partners in 2020 and bring in additional non-dilutive grant and government funding as we advance our development pipeline and create new modalities.

We have, over the years, established a wide range of strategic alliances with leading biopharmaceutical companies, as well as government-sponsored and private organizations focused on global health initiatives. Strategic collaborators contribute their therapeutic expertise, help to validate Moderna’s mRNA platform and have provided a quarter of our total capital to date. As of September 30, 2019, Moderna had up to $187 million in additional funding available from grants (including amounts not yet committed)1.

A key part of our strategy is to collaborate on research with leading academic and medical centers around the world. Our most recently announced research collaboration is with Harvard University and centered around developing new medicines for immunological diseases. This multi-year mRNA immunotherapy research collaboration will explore fundamental immunological processes and identify potential therapeutic opportunities.

Additionally, we were excited that Vertex Pharmaceuticals extended our exclusive research collaboration and licensing agreement in August aimed at the discovery and development of mRNA therapeutics for the treatment of cystic fibrosis (CF). Based on preclinical work to date, Vertex has extended this collaboration through the first quarter of 2020, with options to extend further based on future progress. Pulmonary mRNA delivery represents a potential new route of administration for Moderna, and we’re thrilled to be working with the CF experts at Vertex on this effort.

[1]

Biomedical Advanced Research and Development Authority (BARDA), Defense Advanced Research Projects Agency (DARPA) and The Bill and Melinda Gates Foundation (BMGF). Additional funding is subject to agreement on scope of additional projects.

Conclusion

As I reflect on our company, there are four critical strategic areas where I believe we are highly differentiated: our science around mRNA and its delivery, our process development and manufacturing infrastructure, our digital backbone and our extraordinary talent base. We have worked hard to get to this point.

There is no doubt, 2019 was an inflection point for Moderna.

New data from this year represent significant scientific and clinical milestones. We believe our wholly owned CMV vaccine (mRNA-1647) results validate the scientific foundation of our work and also lay the groundwork for significant commercial opportunities. We are currently preparing our first Phase 3 pivotal registration clinical study.

Additionally, our chikungunya antibody Phase 1 data represent a significant scientific milestone, marking the first systemic mRNA therapeutic to show production of a secreted protein in humans.

Enabled by our mRNA platform, our large development pipeline continues to progress based on the data we are generating. We are the best positioned mRNA company in the field with 16 Phase 1 trials started and five out of our first five modalities demonstrating success in the clinic. That was not easy nor was it obvious that it would be the case.

Our remarkable team of more than 800 employees is the engine behind everything we have been able to accomplish and the driving force behind our scientific progress and our culture. In 2019, Moderna was named one of the top global biopharmaceutical industry employers in Science Careers’ Top Employers Survey for the fifth year in a row. Our people are bold, collaborative, curious and relentless, and I am forever thankful for their commitment to advancing our technology and to creating potential new medicines for patients.

To date, Moderna has been granted more than 200 patents in the United States, Europe, Japan and other jurisdictions, protecting fundamental inventions related to mRNA, our technology and our product areas. We also have several hundred additional pending patent applications covering key advances in the field.

We are also financially prepared to execute on our mission. As a reminder, we provided financial guidance in our third quarter call. At that time, we expected to end 2019 with approximately $1.20 billion in cash, cash equivalents and investments and we expected net cash used in operating activities and purchases of property and equipment for 2019 to total approximately $500 million.

For 2020, we announced that we expected net cash used in operating activities and purchases of property and equipment to be similar to 2019, between $490 million and $510 million. As we close our books for 2019 and begin 2020, we are reiterating our guidance for 2020, and expect that cash, cash equivalents and investments at year-end 2019 will exceed $1.20 billion.

As Moderna closes out an inflection year, I believe we are operating from a place of tremendous strength. We continue to invest aggressively in science and technology to help ensure Moderna is in the best possible position to deliver on our 2020 objectives and the promise of mRNA in the decades to come. I am thankful to our strategic partners, employees, executive committee and board of directors for all that they do to support our mission for patients.

I am thankful to you for your trust as we build a new class of medicines to treat and prevent serious diseases.

Warmest regards,

Stéphane Bancel

Chief Executive Officer